UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2009

SEATTLE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-32405	91-1874389
(Commission File Number)	(IRS Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (425) 527-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Seattle Genetics,” “we,” “us” and “our” refer to Seattle Genetics, Inc.

Item 8.01 Other Events.

On August 11, 2009, we entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 11,000,000 shares of our common stock, par value $0.001 per share. The price to the public in this offering is $10.75 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $10.1588 per share. The net proceeds to Seattle Genetics from this offering are expected to be approximately $111.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The offering is expected to close on or about August 17, 2009, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,650,000 shares of common stock to cover over-allotments, if any.

The offering is being made pursuant to Seattle Genetics’ effective registration statement on Form S-3 (Registration Statement No. 333-159457) previously filed with the Securities and Exchange Commission and a prospectus supplement. The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 11, 2009

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Dated: August 12, 2009	By:	/S/ CLAY B. SIEGALL
Clay B. Siegall
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 11, 2009

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)